REAL ESTATE PURCHASE AGREEMENT
("AGREEMENT")

THIS REAL ESTATE PURCHASE AGREEMENT is made and entered into as of the ____ day of _______________, 2011 (“Effective Date”), by and between Fourth Street Partnership, LLLP, a Minnesota limited liability limited partnership ("Seller") and RCI Holdings, Inc., a Texas corporation, and / or its successors and assigns ("Purchaser").

In consideration of the covenants and agreements contained herein, the parties agree as follows:

1.	Property to be Purchased / Asset Purchase Concurrent.

a.	Subject to compliance with the terms and conditions of this Agreement, Seller shall sell to Purchaser and Purchaser shall purchase from Seller the following (collectively the "Property"):

(i)
The real property located at 115 South Fourth Street, City of Minneapolis, County of Hennepin, State of Minnesota, legally described in Exhibit A attached hereto consisting of approximately 11,600 square feet of space, together with all easements, tenements, hereditaments, and appurtenances belonging thereto (the "Real Property") and all buildings, structures, fixtures, and other improvements erected or placed on said Real Property (the "Improvements").

(ii)	All permits, licenses, warranties, contract rights and intangibles affecting the Real Property and Improvements which are to be assigned to Purchaser pursuant to this Agreement.

(iii)
All existing surveys, blue prints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications) and other documentation for or with respect to the Property or any part thereof; all construction drawings, soil tests, environmental reports and appraisals and related reliance letters as more specifically set forth herein; and all available correspondence with other third parties concerning the Property.

(iv)
All supplies, tools, machinery, equipment, appliances, and fixtures owned by Seller and located in the Improvements or on site at the Real Property and used in connection with the maintenance and operation of said Real Property or the Improvements (the "Personal Property").

b.
RCI Dining Services MN (4th Street), Inc., a Minnesota corporation and an affiliated entity of Purchaser (“RCI Dining”), Classic Affairs, Inc., a Minnesota corporation (“Classic”), and VCG Holding Corp., a Colorado corporation (“VCGH”), are parties to that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”) whereby RCI Dining has agreed to purchase from Classic and VCGH substantially all the assets owned by Classic and VCGH associated or used in connection with the operation of Schiek’s Palace Royale, an adult entertainment business serving alcoholic beverages operating at the Property under the terms of the Lease, as that term is defined in the Asset Purchase Agreement.  Purchaser’s consummation of the transaction contemplated herein is explicitly subject to and conditioned upon the closing of the transaction contemplated in the Asset Purchase Agreement.

c.	Seller warrants that, on or before the Closing Date, Seller shall cancel and terminate the Lease so that Purchaser shall take title to the Property free and clear of the Lease.

2.
Purchase Price.  The purchase price for the Property ("Purchase Price") shall be Three Million Two Hundred Fifty Thousand and 00/100 Dollars ($3,250,000.00) payable (subject to prorations, reductions and credits as provided below) by wire transfer on the Closing Date.

3.
Title to Be Delivered.  Seller agrees to convey good, marketable, insurable, fee simple title in the Property to Purchaser subject only to such exceptions to title as are permitted according to this Agreement.

a.	As soon hereafter as reasonably possible and in any event within 10 days of the date hereof, the following shall occur:

i.
Purchaser shall request, at Seller's expense, a commitment for an ALTA Form B extended coverage owner's title insurance policy (the "Commitment") issued by Stewart Title Guaranty Company (“Title Company”) wherein said Title Company agrees to issue to Purchaser upon the recording of the deed and other conveyance documents referred to herein an ALTA Form B Owner's Title Insurance Policy (the "Title Policy") in the full amount of the Purchase Price, with a zoning endorsement, so-called owner's extended coverage endorsement, and any other endorsements reasonably requested by Purchaser.  The Commitment will be accompanied by copies of all recorded documents affecting the Property.  At Closing, Seller shall pay the premium associated with issuance of the Title Commitment to Purchaser or directly to Title Company at Purchaser’s direction.

ii.
Purchaser shall request, at Seller's expense, a current "as built" survey of the Property (the "Survey") prepared by a duly licensed land surveyor in the State of Minnesota, which survey shall be prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly adopted by the American Land Title Association and American Congress on Surveying and Mapping in 1992, shall delineate the boundary lines of the Real Property and the location of the Improvements thereon, together with setbacks, physical encroachments from or on the Real Property, easements and rights of way, and all other matters affecting the Real Property.  The Survey shall be certified to Purchaser and the Title Company, and shall be sufficient to cause the Title Company to delete any exception for survey matters from the Title Policy.  In the event that the Survey shows any matters adversely affecting title, such matters shall be deemed “Objections” for purposes of this Section.

b.
Purchaser shall have twenty (20) days after receipt of the Title Commitment and the Survey to render objections to the Commitment and Survey in writing to Seller (the “Objections”).  Any items reflected on the Title Commitment or the Survey which are not objected to by Purchaser within such period shall be deemed "Permitted Exceptions."

Seller shall have twenty (20) days from the date it receives the Objections to have the same removed or satisfied.  Seller shall use commercially reasonable efforts to cause such Objections to be removed or satisfied.  If Seller is unable to remove the Objections within that time frame, after using commercially reasonable efforts to do so, Purchaser may, at its sole option hereunder, at any time prior to the Closing Date, either (a) terminate this Agreement by written notice to Seller, without any liability on its part, and receive a refund of any amounts paid to Seller hereunder, or (b) take title subject to such Objections, in which event such Objections shall be deemed Permitted Exceptions.

4.	Delivery of Documents Upon Execution. Seller shall deliver to Purchaser within five (5) business days of full execution and delivery of this Agreement, all of the following (the "Property Data"):

a.
The Lease and copies of any other leases pertaining to the Property, if any, lease amendments, lease guaranties, and correspondence and / or letter agreements related to the Lease or any other leases affecting the Property.

b.
Copies of any and all plans and specifications for the Property in Seller's possession or reasonably available to Seller, including, but not limited to, site plans, building layouts and floorplans, and seating and space layout plans.

c.	Copies of all service contracts or agreements in effect at the Property (the “Service Contracts”).

d.	Copies of all licenses, permits, warranties and guarantees, including construction, structural, mechanical and occupancy certificates, affecting the Real Property and Improvements.

e.
Copies of Seller's current insurance certificates relating to the Property and copies of all information relating to the insurance loss history of the Property during Seller's ownership of the Property.

f.	Copies of any existing surveys of the Property in Seller's possession or reasonably available to Seller.

g.	Copies of any and all utility, grading, street development and other plans and specifications for the Property in Seller's possession or reasonably available to Seller.

h.
Copies of any soil test borings, environmental studies or any other documentation pertaining to the physical condition of the Real Property or the Improvements in Seller's possession or reasonably available to Seller, and reliance letters to Purchaser from the contractor’s conducting such boring, studies and evaluations.

i.	Copies of the most recent real estate tax bills for the Property and any subsequent notices of reassessment.

j.	Copies of all bids, proposals, and construction contracts in connection with any work performed at the Property within the twelve (12) months prior to the Effective Date.

k.	Copies of all warranties on major components of the Improvements and on the Personal Property.

l.	Copies of all documents, correspondence and agreements relating to ingress and egress to the Property and all signage located on the Property.

m.	A copy of any engineering or construction condition survey performed on the Property.

n.	To the extent that the same is in Seller's possession or control, a copy of any existing appraisal of the Property.

o.	A listing and explanation of any pending litigation pertaining to Seller or the Property.

p.
A description of any factor known to Seller that might change the current use of the Property (eminent domain, street widening, fire, easements, reciprocal parking or occupancy agreements, change in access, contingencies, etc.).

q.	Copies of any existing ADA reports or plans to meet compliance requirements with respect to the Property.

r.
A copy of any notices received by Seller from any governing authorities with respect to the Property, including, but not limited to, all correspondence with the City of Minneapolis regarding the occupancy and condition of the Property, and code compliance issues at the Property.

s.	Copies of all documents evidencing any mortgage financing.

t.	Any other information relating to the Property reasonably requested by Purchaser.

5.
Inspections.  Purchaser, its counsel, accountants, agents, property inspectors, and other representatives, shall have access to the Property and all parts thereof, as well as to all Property Data items referred to in Section 4 from the Effective Date for a period of sixty days (60) days from the Effective Date ("Inspection Period") for the following (collectively, the “Inspections”):

a.           Property Inspections.  Purchaser and its agents and representatives shall have the right, subject to the provisions of this Section, to enter upon the Property during the Inspection Period for any purpose whatsoever, including inspecting, surveying, engineering, test boring, performance of environmental tests and such other work as Purchaser shall consider appropriate to ascertain the physical condition of the Property (collectively the "Inspections").  Purchaser shall give Seller not less than 24 hours advance notice of any Inspection for which Purchaser or Purchaser’s representatives will enter the Property.  Seller shall be entitled to have a representative accompany Purchaser's representatives.  Purchaser shall indemnify and hold Seller harmless from any damage or destruction of the Property or physical injuries occurring as a result of Purchaser's acts while conducting Inspections.

b.           Governmental Approvals.         During the Inspection Period, Purchaser shall have the right to make inquiries of governmental agencies, utility companies and other third parties, and to make such feasibility studies and analyses as it considers necessary and appropriate, in its sole discretion, to satisfy itself as to all zoning, use, and code compliance matters related to the Property.  In addition, during the Inspection Period, Purchaser shall satisfy itself as to its ability to obtain all applicable permits and approvals for Purchaser’s continued use of the Property as an adult entertainment business serving alcoholic beverages.  Seller shall reasonably cooperate with Purchaser’s Inspections and Purchaser’s efforts to confirm and secure related permits and approvals.  Purchaser’s independent inquiry as to these matters shall have no effect on Seller’s warranties and representations and Seller and Purchaser acknowledge that, in addition to its Inspections, Purchaser is relying on Seller’s warranties and representations contained herein as a inducement for Purchaser to purchase the Property.

6.	Damage to Property, Eminent Domain.

a.
Damage to Property.  If, at any time on or before the Closing Date, all or any portion of the Property is damaged, destroyed or rendered inoperative (collectively, the "Damage"), by fire, flood, natural elements or other causes beyond Seller's control, then the following shall apply:

i.
If the Damage is not Material, Purchaser shall proceed to close and purchase the Property as diminished by such Damage, subject to a reduction in the Purchase Price equal to the full estimated cost of repairing and/or replacing the Damage or if the Damage is covered by insurance an assignment of proceeds and credit as set forth in Section 6(a)(ii).

ii.
If the Damage is Material, then Purchaser, may elect either (A) to terminate this Agreement by written notice to Seller given at or prior to the Closing and neither party hereto shall have any further rights against or obligations to the other under this Agreement; or (B) to agree to close and deduct from the Purchase Price the full estimate cost of repairing and/or replacing the Damage or if the Damage is covered by Insurance an assignment of proceeds and credit as set forth in Section 6(a)(iii).

iii.
If the Damage is covered by insurance, the Purchaser shall have the right to elect to close the purchase of the Property in its condition (with respect to the Damage covered by insurance) on the Closing Date and to take an assignment of the Seller's insurance proceeds, in which event Seller shall assign such insurance proceeds to the Purchaser on the Closing Date, shall permit Purchaser to conduct any remaining settlement or other negotiations with the Seller's insurance carrier as to the amount of proceeds payable on account of the Damage and shall give Purchaser a credit against the Purchase Price equal to the deductible amount, if any, under Seller's insurance policy, in lieu of any other deduction from the Purchase Price provided in this Section 6(a).

iv.
For the purposes of this Section 6(a), Damage shall be deemed to be "Material" if (A) the cost of repairing such Damage equals or exceeds $5,000, or (B) the operation of the Property is adversely affected by the Damage.

b.
Eminent Domain.  If prior to the Closing Date, all or any portion of the Property is taken by, or made subject to, condemnation, eminent domain or other governmental acquisition proceedings, then Purchaser, at its sole option, may elect either:

i.
to terminate this Agreement by written notice to Seller given at or prior to the Closing and neither party hereto shall have any further rights against or obligations to the other under this Agreement; or

ii.
to agree to close and deduct from the Purchase Price an amount equal to any sum paid to Seller for such governmental acquisition or in the event Seller has not yet received such sums, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any awards which may in the future be made on account of such governmental acquisition.

7.	Operation of Property Prior to Closing. Until the Closing Date, Seller shall have the full responsibility for the continued operation of the Property. Prior to the Closing Date:

a.	Seller shall not cause any new liens, contracts or encumbrances to be created by Seller against the Property, except Service Contracts which may be cancelled on or before the Closing Date.

b.	Seller shall continue to operate, repair, and maintain the Property in substantially the same manner as it has prior to the date of this Agreement.

c.	Seller shall not enter into any new leases without Purchaser's written consent, which consent may be withheld for any reason.

d.
Seller shall maintain all necessary permits an authorizations to operate an adult entertainment business serving alcoholic beverages at the Property, including its sexually oriented business permit and license.

8.	Representations of Seller. In order to induce Purchaser to enter into this Agreement and purchase the Property, Seller hereby represents to Purchaser as follows:

a.
Seller (i) is a Minnesota limited liability limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Minnesota, and (ii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease, or operation of the Property or the conduct of its business requires such qualification.

b.	There is no action in condemnation, eminent domain or public taking proceedings now pending or to the best of Seller's knowledge contemplated against the Real Property.

c.
Seller has a good and marketable fee simple title interest to the Real Property and, no person or entity has any right, title, or interest in or to the Real Property or any portion thereof except those to be disclosed in the Title Commitment and the Survey.

d.
Seller has the capacity and full power and has obtained all requisite authorizations to enter into and carry out this Agreement and the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a default or an event which with notice or the passage of time or both would constitute a default under, or violation or breach of, any indenture, license, lease, franchise, mortgage, deed of trust, or other instrument or agreement to which Seller is a party or by which Seller or the Property may be bound.

e.	No real property tax or special assessment with respect to the Property is delinquent, and Seller has received no notice of any pending special assessments with respect to the Property.

f.
There is no suit, action, or arbitration, or legal, administrative, or other proceeding or governmental investigation, formal or informal, pending or threatened which adversely affects the Property in a material manner or which adversely affects Seller's ability to perform its obligations hereunder.

g.	The Property will as of the Closing Date be free and clear of all liens, security interests, encumbrances, leases or other restrictions or objections to title except as permitted by this Agreement.

h.
Payment has been made for all labor or materials which have been furnished to the Property by Seller, or such payment will be made prior to the Closing Date so that no lien for labor or materials rendered can be asserted against the Property.

i.	Other than the tenant under the Lease, there are no tenants of the Property or parties with rights to possession of the Property.

j.	To the best of Seller’s knowledge, except as may be disclosed herein, there are no wells or underground storage tanks now located on the Property.

k.	Seller has received no notices of any violation or applicable building, zoning, health or safety laws, ordinances or regulations with respect to the Property which have not been cured.

l.	The Property Data to be delivered to Purchaser pursuant to Section 4 hereof is and shall be true, correct and accurate.

m.	Inclusive of the Service Contracts, if any, there are no agreements or contracts affecting the Property which may not be terminated prior to the Closing Date.

n.
To the best of Seller’s knowledge, the Property, its current use, and all prior uses comply with and have at all times complied with, and Seller is not in violation of and has not violated, in connection with its ownership, use, maintenance or operation of the Property and the conduct of the business related thereto, any applicable federal, state, county or local statues, laws, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authorities relating to environmental matters (being hereinafter collectively referred to as the "Environmental Laws"), including by way of illustration and not by way of limitation (A) the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, or the Minnesota Environmental Response and Liability Act, (including any amendments or extensions thereof and any rules, regulations, standards or guidelines issued pursuant to any of said Environmental Laws), and (B) all other applicable environmental standards or requirements.  Without limiting the generality of the foregoing:

i.
Neither Seller, its agents, employees and independent contractors nor any tenant has operated the Property for the purpose of receiving, handling, using, storing, treatment, transporting or disposing of petroleum products or any Hazardous Material as defined in said Environmental Laws, other toxic, dangerous or hazardous chemicals, materials, substances, pollutants and wastes, or any chemical, material or substance, exposure to which is prohibited, limited or regulated by any federal, state, county, regional or local authority (all the foregoing being hereinafter collectively referred to as "Hazardous Materials").

ii.
There are no existing or pending remedial actions or other work, repairs, construction or capital expenditures with respect to the Property in connection with the Environmental Laws, nor has Seller received any notice of any of the same.

iii.
No Hazardous Materials have been or will be released into the environment, or have been or will be deposited, spilled, discharged, placed or disposed of at, on, or, to the best of Seller's knowledge, adjacent to the Property, nor has the Property been used at any time by any person as a landfill or a disposal site for Hazardous Materials or for garbage, waste or refuse of any kind.

iv.
To the best of Seller’s knowledge, there are no electrical transformers or other equipment containing dielectric fluid containing polychlorinated biphenyls located in, on or under the Property, nor are there any asbestos containing materials contained in, on or under the Property.

v.	To the best of Seller’s knowledge, there are no locations off the Property where Hazardous Materials generated by or on the Property have been treated, stored, deposited or disposed of.

vi.
To the best of Seller's knowledge, there is no fact pertaining to the physical condition of either the Property or the area surrounding the Property not disclosed in the Property Data and which materially adversely affects or will materially adversely affect the Property or the use or enjoyment or the value thereof or Seller's ability to perform the transactions contemplated by this Agreement.

vii.	The sale of the Property by Seller to Purchaser does not require notice to or the prior approval, consent or permission of any federal, state or local governmental agency, body, board or official.

viii.
No notices of any violation of any of the matters referred to in the foregoing sections relating to the Property or its use have been received by Seller and there are no writs, injunctions, decrees, orders or judgments outstanding, no lawsuits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of the Property, nor is there any basis for any such lawsuit, claim, proceeding or investigation being instituted or filed.

o.	Seller is not a "foreign person," "foreign partnership," "foreign trust" or "foreign estate" as those terms are defined in Section 1445 of the Internal Revenue Code of 1986 (as amended).

p.	No personnel employed by Seller in connection with the operation of the Property have the right to continue such employment after the Closing Date.

q.	Seller has not granted any other party any option to purchase the Property or any portion thereof.

r.
There have been no bankruptcy or dissolution proceedings involving Seller during the time Seller has had any interest in the Property; there are no unsatisfied judgments or state or federal tax liens of record against Seller; and there have been no labor or materials furnished to the Property for which payment has not been made.

s.
To the best of Seller's knowledge, either (i) there are no wells on the Property, or (ii) all wells located on the Property have been capped as required by Minnesota law, or at the option of Purchaser, will be capped by Seller at Seller's expense prior to closing, and a completed Minnesota Well Disclosure Statement will be delivered to Purchaser by Seller with the Property Data, and no such wells are contaminated, or constructed or maintained in such a manner that their continued use or existence endangers ground water quality or is a safety or health hazard.

t.
To the best of Seller's knowledge, either (i) there is no individual sewage treatment system on or serving the Property, or (ii) Seller shall deliver to Purchaser a disclosure statement with the Property Data confirming that such system is in compliance with Minnesota law.

u.
All Improvements upon the Real Property are wholly within the boundary lines of the Property and do not encroach upon any adjacent property and no improvements on any adjacent property encroach upon the Real Property.

v.
To the best of Seller’s knowledge, the Real Property is in compliance with all subdivision and platting regulations and with all of the applicable rules, regulations, ordinances, and requirements of each governmental authority having jurisdiction over the Property and is appropriately zoned and / or subdivided for adult entertainment establishment serving alcoholic beverages, and constitutes a separate tax parcel or parcels and may be conveyed without the necessity of the filing of a plat or replat or subdivision or resubdivision.

The representations and warranties set forth in this Section 8 shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at that time and all such representations and warranties shall not merge into the warranty deed being delivered by Seller at Closing but shall survive Closing.  Seller agrees to indemnify and hold Purchaser harmless from and against and to reimburse Purchaser with respect to any and all claims, demands, causes of action, loss, damage, liabilities, and costs (including reasonable attorneys' fees and court costs) asserted against Purchaser by third parties or incurred by Purchaser by reason of or arising out of the physical condition or operation of the Property prior to the Closing Date, or arising out of the breach of any representation or warranty as set forth in this Section 8.

9.	Representations and Warranties of Purchaser. In order to induce Seller to enter into this Agreement and to sell the Property, Purchaser hereby represents and warrants to Seller as follows:

a.
Purchaser (i) is a Texas corporation, duly organized, validly existing, and in good standing under the laws of the State of Minnesota, and (ii) is duly qualified to transact business and is in good standing in all jurisdictions where its purchase and operation of the Property or the conduct of its business requires such qualification.

b.
Purchaser has obtained all requisite authorizations and has the capacity and full power to enter into and carry out this Agreement and the transactions contemplated hereby, and neither the execution of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will constitute a default or an event with which notice or the passage of time or both would constitute a default under, or a violation or breach of, any indenture, license, lease, franchise, mortgage, deed of trust, or other instrument or agreement to which Purchaser is a party or by which Purchaser may be bound.

c.
There is no suit, action or arbitration, or legal, administrative or other proceeding or governmental investigation, formal or informal, pending or to Purchaser's knowledge threatened which adversely affects Purchaser's ability to perform hereunder.

The representations and warranties set forth in this Section 9 shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if known at that time and all such representations and warranties shall survive Closing. Purchaser agrees to indemnify and hold Seller harmless from and against and to reimburse Seller with respect to any and all claims, demands, causes of action, loss, damage, liabilities, and costs (including reasonable attorneys' fees and court costs) asserted against Seller by third parties or incurred by Seller by reason of or arising out of the physical condition or operation of the Property by Purchaser after the Closing Date, or arising out of the breach of any representation or warranty as set forth in this Section 9.

10.
Conditions Precedent to Closing.  The closing of the transaction contemplated by this Agreement and all the obligations of Purchaser under this Agreement are subject to fulfillment, on or before the Closing Date, of the following conditions precedent (“Conditions Precedent”):

a.	The status and marketability of title shall have been established to Purchaser's satisfaction in accordance with Section 3.

b.	Purchaser shall have successfully closed on the transactions contemplated by the Asset Purchase Agreement.

c.	Seller and Classic shall have executed the Termination Agreement related to the Lease as set forth in the Asset Purchase Agreement and delivered a copy of the same to Purchaser.

d.	Purchaser shall be satisfied with the results of Purchaser’s Inspections of the Property, in Purchaser’s sole discretion.

e.	The condition of the Property, the Personal Property, and the Improvements shall be acceptable to Purchaser upon inspection by Purchaser on the day prior to the Closing Date.

f.	The representations and warranties made by Seller in Section 8 shall be correct as of the Closing Date with the same force and effect as if such representations and warranties were made at such time.

g.	Any assignee of Purchaser shall have executed a resolution authorizing and approving the purchase of the Property as evidenced by this Agreement.

h.
Purchaser shall have received all necessary governmental and other approvals, licenses, and permits for Purchaser’s intended use and operation of the Property as an adult entertainment business serving alcohol.

i.
Purchaser shall have obtained a current letter from the zoning and planning department of the City of Minneapolis setting forth the zoning code affecting the Property and stating that the Property is in conformity with all applicable zoning, building and subdivision laws.

Purchaser may acknowledge satisfaction or waiver of any of the Conditions Precedent, only by delivering written notice of satisfaction or waiver to Seller on or before the close of business on the last day of the Inspection Period.  If Purchaser does not acknowledge in writing the satisfaction of the Conditions Precedent (or otherwise waive the same in writing) on or before the close of business on the last day of the Inspection Period then, this Agreement shall automatically be deemed to be terminated, without action required of either party, the Earnest Money (and all accrued interest) shall be returned to Purchaser, and Purchaser and Seller shall thereafter be released from any liability or obligation hereunder.

11.
Closing, Possession.  Subject to the fulfillment or waiver of the Conditions Precedent, the closing of the purchase and sale (the “Closing”) shall take place on June 15, 2011, or upon such earlier date which is mutually agreeable to the parties (the "Closing Date").  The closing shall take place at the offices of Purchaser's counsel, John W. Lang, Esq., Messerli & Kramer P.A., 1400 Fifth Street Towers, 100 South 5th Street, Minneapolis, Minnesota, or such other place as Seller and Purchaser may mutually determine.  Possession shall be delivered on the Closing Date.

12.	Seller's Obligations At Closing. At Closing, and subject to the terms, conditions and provisions hereof and the performance by Purchaser of its obligations as set forth herein, Seller shall:

a.
Deliver to Purchaser a General Warranty Deed to the Real Property (in a form satisfactory to Purchaser and the Title Company) conveying to Purchaser good, marketable, insurable fee simple title to the Real Property and all rights appurtenant thereto subject only to the Permitted Exceptions, and a warranty bill of sale conveying the Improvements and Personal Property to Purchaser, free and clear of any liens or encumbrances.

b.	Cause to be furnished and delivered to Purchaser the Title Policy (or a "marked up" commitment therefor) in conformity with Purchaser's title requirements.

c.	Deliver to Purchaser and the Title Company an affidavit sufficient to remove any exception in the Title Policy for mechanics' and materialmen's liens and parties in possession.

d.	Deliver to Purchaser an assignment of any Service Contracts (in a form satisfactory to Purchaser and Seller) which Purchaser elects to have assigned to it.

e.
Deliver to Purchaser an assignment of all permits, licenses, warranties and contract rights (in a form satisfactory to Purchaser and Seller) relating to the Property and not covered by other documents of assignment affiliated with the Asset Purchase Agreement .

f.	Deliver to Purchaser the affidavit of Seller confirming that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code.

g.
Deliver to Purchaser a copy of all termination and transfer letters delivered by Seller to all service providers whose agreements or contracts are being terminated, which letters shall provide for termination effective as of the Closing Date, or the earliest possible date thereafter.

h.	Deliver to Purchaser copies of all transfer letters delivered by Seller to all utility providers.

i.
Deliver to the Purchaser such information as may be necessary to show that Seller has met the necessary requirements pursuant to convey the Property in accordance with this Agreement together with such proceedings, instruments and documents as may be required by the Title Company as a condition precedent to issuing the Title Policy in Purchaser's name.

j.
Deliver to Purchaser a certificate, in a form reasonably satisfactory to Purchaser, as to the continuing validity of representations described in Section 8 hereof as of the Closing Date, or disclosing any representations which have become invalid or which have changed prior to the Date of Closing.

k.	Deliver to Purchaser and/or the Title Company such other documents as may be required by this Agreement, all in a form satisfactory to Purchaser, and/or the Title Company, as applicable.

l.
Deliver to Purchaser a completed Minnesota Well Disclosure Certificate or include on the warranty deed the statement "The Seller certifies that the Seller does not know of any wells on the described real property."

m.	Deliver to Purchaser any notices, certificates and/or affidavits relative to private sewage systems, underground storage tanks and pollution as may be required by Minnesota Statutes.

n.	Deliver to Purchaser the Termination Agreement.

o.	Deliver to Purchaser such other documents as may be required by this Agreement, all in a form reasonably satisfactory to Purchaser.

13.
Delivery of Purchase Price; Purchaser's Obligations At Closing.  At Closing, and subject to the terms, conditions, and provisions hereof and the performance by Seller of its obligations as set forth herein:

a.	Deliver the Purchase Price to Seller pursuant to Section 2 above.

b.	Deliver to Seller an assumption agreement regarding all Service Contracts which Purchaser elects to assume.

c.
Deliver to Seller an assumption agreement regarding all permits, licenses, warranties and contract rights assigned to Purchaser pursuant to Section 12 hereof which are not documented in the Asset Purchase Agreement and which Purchaser otherwise has elected to assume.

d.
Purchaser shall deliver to Seller and/or the Title Company such other documents as may be required by this Agreement, all in a form satisfactory to Purchaser, Seller and/or the Title Company, as applicable.

14.	Closing Costs. The following costs and expenses shall be paid as follows in connection with the closing:

a.	Seller shall pay:

i.	All abstracting charges and commitment fees relating to issuance of the Title Commitment and Survey costs.

ii.	All costs associated with correction of any title objections.

iii.	The state deed tax or transfer fee imposed on the conveyance.

iv.	A pro rata portion of all utilities and taxes as provided in Section 15 below.

v.	The brokerage fees of any broker identified in Section 17 hereof, if any.

vi.	The cost of reliance letters related to the Property Data, if requested by Purchaser.

vii.	One-half of any closing and/or escrow fees payable to the Title Company.

viii.	Legal fees and other expenses of Seller.

b.	Purchaser shall pay the following costs in connection with the closing:

i.	The premium in connection with issuance of the Title Policy.

ii.	The recording fee necessary to record the Deed.

iii.	The unearned portions of any payments prepaid on any Service Contracts Purchaser elects to assume.

iv.	The costs of any structural, mechanical, environmental or other investigations or reports desired by Purchaser in connection with the Inspections which are not part of the Property Data.

v.	The brokerage fees of any broker identified in Section 17 hereof, if any

vi.	One-half of any closing and/or escrow fees payable to the Title Company.

vi.	Legal fees and other expenses of Purchaser.

15.	Prorations. The following prorations shall be made as of the Closing Date:

a.	All utilities furnished to the Property.

b.
Real Estate taxes due and payable in 2011, and other ad valorem taxes, personal property, use taxes and sewer charges payable in calendar year 2011 shall be prorated on a calendar year basis.  Purchaser shall pay all real estate taxes due and payable in 2012 and thereafter.  Seller shall pay all special assessments levied, pending or for which Seller has received a notice of a proposed assessment from the applicable governmental authority with respect to the Property on or before the Closing Date.  Purchaser shall pay all other special assessments.

16.
Employees.  Seller shall be solely responsible for payment of any and all wages, salaries, vacation and/or sick leave compensation, pension or profit sharing benefits and other benefits or compensation inuring to the benefit of any and all employees of Seller employed at the Property, if any, and all such employees shall be terminated by Seller effective as of the Closing Date.

17.
Brokerage.  Seller and Purchaser represent and warrant to each other that they have not engaged the services of any broker in connection with the sale and purchase contemplated by this Agreement.  Any brokerage fees which may be claimed or owed in connection with the transaction contemplated herein shall be the responsibility of the party against whom they are claimed.  Seller and Purchaser hereby agree to indemnify and hold each other harmless for any claim (including reasonable attorneys' fees and expenses incurred in defending such claim) made by any broker or sales agent or similar party retained or allegedly retained by such parties (other than Broker) in connection with this transaction.

18.	Remedies.

a.
If Seller defaults in the performance of this Agreement, Purchaser shall, as its sole and exclusive remedies hereunder, have the right to either: (i) terminate this Agreement upon written notice to Seller, in which event any payments made hereunder (plus any accrued interest) shall be returned to Purchaser; or (ii) seek specific performance of this Agreement; or (iii) seek any other remedy available to Purchaser at law or in equity, including reasonable attorneys fees and costs.

b.
If Purchaser defaults in the performance of this Agreement, Seller shall, as its sole and exclusive remedies hereunder, have the right to either: (i) terminate this Agreement upon written notice to Purchaser, in which event any payments made hereunder (plus any accrued interest) shall be retained by Seller; or (ii) seek specific performance of this Agreement; or (iii) seek any other remedy available to Seller at law or in equity, including reasonable attorneys fees and costs.

19.	Miscellaneous. The following general provisions govern this Agreement.

a.
No Waivers.  The waiver by either party hereto of any condition or the breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach of the same or of any other term, covenant or condition herein contained.  Purchaser, in its sole discretion, may waive any right conferred upon Purchaser by this Agreement; provided that such waiver shall only be made by Purchaser giving Seller written notice specifically describing the right waived.

b.	Time of Essence. Time is of the essence of this Agreement.

c.	Survival. All representations, warranties and agreement of the parties set forth herein shall survive the Closing Date.

d.
Governing Law.  This Agreement is made and executed under and in all respects to be governed and construed by the laws of the State of Minnesota and the parties hereto hereby agree and consent and submit themselves to any court of competent jurisdiction situated in Hennepin County, Minnesota.

e.
Notices.  All notices and demands given or required to be given by any party hereto to any other party shall be deemed to have been properly given if and when delivered in person, sent by facsimile (with verification of receipt) or one (1) business day after having been deposited with any overnight courier, addressed as follows (or sent to such other address as any party shall specify to the other party pursuant to the provisions of this Section):

If to Seller:	Fourth Street Partnership, LLLP
c/o VCG Real Estate Holding, Inc.
390 Union Blvd., Suite 540
Lakewood, CO 80228
Telephone: (303) 934-2424
Facsimile: (303) 922-0746
Email:__________________

With a copy to:	Martin A. Grusin, Esq.
780 Ridge Lake Blvd., Suite 202
Memphis, TN 38120
Telephone: (901) 682-3450
Facsimile:_______________
Email: mgrusin@jglawfirm.com

If to Purchaser:	RCI Holdings, Inc.
Attn: Eric Langan
10959 Cutten Road
Houston, TX 77066
Telephone: (281) 820-1181
Facsimile: (281)397-6765
Email: eric@ricks.com

With a copy to:	John W. Lang, Esq.
Messerli & Kramer P.A.
1400 Fifth Street Towers
100 South 5th Street
Minneapolis, MN 55402
Telephone: (612) 672-3614
Facsimile: (612) 672-3777
Email: jlang@messerlikramer.com

And a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, TX 77007
Telephone: (713) 861-1996 ext. 2
Facsimile: (713) 552-0202
Email: rdaxel@asklawhou.com

In the event either party delivers a notice by facsimile, as set forth above, such party agrees to deposit the originals of the notice in a post office, branch Post office, or mail depository maintained by the U.S. Postal Service, postage prepaid and addressed as set forth above.  Such deposit in the U.S. Mail shall not affect the deemed delivery of the notice by facsimile, provided that the procedures set forth above are fully complied with.  Any party, by notice given as aforesaid, may change the address to which subsequent notices are to be sent to such party.

f.
Successors and Assigns.  Except as provided herein, this Agreement shall be binding upon and inure to the benefit of, and be binding upon, the successors and permitted assigns of each of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party hereto, which consent will not be unreasonably withheld.

g.
Invalidity.  If for any reason any term or provision of this Agreement shall be declared void and unenforceable by any court of law or equity it shall only affect such particular term or provision of this Agreement and the balance of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

h.
Complete Agreement.  All understandings and agreements heretofore had between the parties are merged into this Agreement which alone fully and completely expresses their agreement.  This Agreement may be changed only in writing signed by both of the parties hereto and shall apply to and bind the successors and assigns of each of the parties hereto and shall not merge with the deed delivered to Purchaser at closing.

i.
Attorneys' Fees and Costs.  In the event of any litigation arising out of breach or claimed breach of this Agreement, the prevailing party shall be entitled to recover from the other all costs and expenses incurred in connection therewith, including reasonable attorneys' fees and costs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

FOURTH STREET PARTNERSHIP, LLLP,
a Minnesota limited liability limited partnership

By: VCG Real Estate Holdings, Inc., a Colorado
corporation

/s/ Troy Lowrie
Troy Lowrie
Its: Chief Executive Officer

PURCHASER:

RCI HOLDINGS, INC.
a Texas corporation

/s/ Eric Langan
By: Eric Langan
Its: President

EXHIBIT A

Legal Description

That part of Lots 7 and 8, Block 79, Town of Minneapolis, and that part of the vacated portion of the Northwest-Southeast alley in said Block 79, described as follows:

Beginning at the point of intersection of the Northeast line of Lot 8, said Block 79, and a line drawn parallel with and distant 157 feet Southeasterly from, as measured at a right angle to, the Southeast right of way line of Marquette Avenue; thence Southeasterly along the Northeast line of Lots 8 and 7 a distance of 74.455 feet to the Southeast line of the Northwest Half of Lot 7; thence Southwesterly along the Southeast line of said Northwest Half of Lot 7, and the extension thereof, to the Northeast right of way line of the Northwest-Southeast alley in said Block 79; thence Northwesterly along the Northeast line of said public alley to the point of intersection with a line drawn parallel with and distant 157 feet Southeasterly from, as measured at a right angle to, the Southeast right of way line of Marquette Avenue; thence Northeasterly along said parallel line to the point of beginning.

Except that part of the above described property described as follows:

Beginning at the most Easterly corner of the Northwest Half of Lot 7, Block 79; thence Southwesterly along the Southeast line of the Northwest Half of said Lot 7, and the extension thereof, to the Northeast line of the Northwest-Southeast public alley in said Block 79; thence Northwesterly along the Northeast line of said alley a distance of 0.125 feet; thence Northeasterly to the point of beginning.